Exhibit 99.1

CLAYTON, DUBILIER & RICE COMPLETES SERVICEMASTER TRANSACTION

MEMPHIS, Tennessee, July 24, 2007 – Clayton, Dubilier & Rice (CD&R) announced today the completion of a merger transaction providing for the acquisition of  The ServiceMaster Company (NYSE: SVM) by ServiceMaster Global Holdings, Inc., a holding company owned by CD&R-managed funds and other investors. ServiceMaster stockholders had approved the adoption of the merger agreement at a special stockholder meeting on June 28, 2007.  Pursuant to the merger, ServiceMaster’s stockholders are entitled to receive $15.625 in cash, without interest, for each share of common stock that they owned immediately prior to the effective time of the merger.  The transaction is valued at $5.5 billion.

As previously announced, George W. Tamke, a CD&R Operating Partner, has assumed the position of Chairman of the ServiceMaster Global Holdings Board of Directors.  J. Patrick Spainhour will continue to serve as Chief Executive Officer of ServiceMaster and will be the Chief Executive Officer of ServiceMaster Global Holdings.

“We believe ServiceMaster’s market leadership in outsourcing services provides a strong foundation to build an even more valuable company,” said Mr. Tamke. “We are pleased to be working with ServiceMaster’s management team on a range of operating and marketing initiatives to move the company forward to the next level of profitable growth.”

 “As a private enterprise, our focus will remain on building superior customer relationships, while maintaining the core values that have been the foundation of our company,” said Mr. Spainhour.  “We are ready to take full advantage of the new ownership structure that will allow us to move faster in developing and delivering industry leading products and customer service.”

Computershare Inc. has been appointed as the paying agent for payment of the merger consideration. Stockholders with inquiries regarding the merger payment process should contact Computershare at 888-834-0744.  As a result of the completion of the merger, ServiceMaster’s shares will no longer trade on the New York Stock Exchange.

About Clayton, Dubilier & Rice, Inc.

Clayton, Dubilier & Rice, Inc. (CD&R) is a leading private equity investment firm that has earned consistent, superior investment returns using an integrated operational and financial approach to building and growing portfolio businesses. Since its founding in 1978, CD&R has managed the investment of $10 billion in 41 U.S. and European subsidiaries or divisions of large multi-business corporations with revenues exceeding $60 billion, representing an aggregate transaction value of approximately $50 billion. CD&R is based in New York and London. For more information about CD&R, visit www.cdr-inc.com.

About ServiceMaster

ServiceMaster currently serves residential and commercial customers through a network of over 5,500 company-owned locations and franchised licenses.  The Company’s brands include TruGreen, TruGreen LandCare, Terminix, American Home Shield, InStar Services Group, ServiceMaster Clean, Merry Maids, Furniture Medic, and AmeriSpec. The core services of the Company include lawn care and landscape maintenance, termite and pest control, home warranties, disaster response and reconstruction, cleaning and disaster restoration, house cleaning, furniture repair, and home inspection.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

This release includes “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties.  Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as “believes”, “expects”, “may”, “will”, “should”, “seeks”, “approximately”, “intends”, “plans”, “estimates”, “projects” or “anticipates” or similar expressions that concern our strategy, plans or intentions. Any statements made relating to our estimated and projected earnings, margins, cost savings, expenditures, cash flows, growth rates, strategies and financial results are forward-looking statements.  These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected.  Many of our forward-looking statements are derived from our operating budgets and forecasts, which are based upon many detailed assumptions.  While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect its actual results.

Some of the important factors that could cause actual results to differ materially from our expectations are more fully disclosed in ServiceMaster’s most recent Annual Report on Form 10-K, as amended, and its Quarterly Report for the period ended March 31, 2007.  All subsequent written and oral forward-looking statements attributable to us, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements.  We assume no obligation to publicly update or revise any forward-looking statement as a result of new information or future events, except as otherwise required by law.

Factors that could cause actual results to differ materially from those expressed or implied in a forward-looking statement may include the following (among others):  the impact of substantial indebtedness that ServiceMaster incurred to finance the consummation of the merger; ServiceMaster’s ability to generate the significant amount of cash needed to service its debt obligations; increases in interest rates; weather conditions and seasonality factors that affect the demand for ServiceMaster’s services; changes in the source and intensity of competition in its markets; higher fuel prices; increases in operating costs, such as higher insurance premiums, self-insurance costs and health care claim costs; labor shortages or increases in wages and salaries; the risk that the benefits from the merger may not be fully realized or may take longer to realize than expected; changes in general economic conditions in the United States, especially as they may affect home resales, consumer confidence or spending levels; changes in the type or mix of our service offerings or products; governmental regulation, including telemarketing restrictions and environmental restrictions on pesticides and fertilizers; the successful consolidation of ServiceMaster’s headquarters in Memphis and its ability to recruit senior functional management personnel; changes in the estimated recoverable amounts of receivables related to hurricane disaster recovery work; the costs and effects of legal or administrative proceedings; risks inherent in acquisitions; and other factors described from time to time in documents filed by ServiceMaster with the Securities and Exchange Commission.

CONTACT:	Clayton, Dubilier & Rice:
Thomas Franco, 212.407.5225
Daniel Jacobs, 212.232.2227
or
Servicemaster:
Steve Bono (COM), 630.663.2150
Ernie Mrozek (CFO), 901.766.1268
Marty Ketelaar (INV), 901.597.8847

SOURCE: The ServiceMaster Company